EXHIBIT 10.1
December 8, 2008
Advanced Viral Research Corp.
6 Executive Plaza, Suite 283
Yonkers, New York 10701
     Re: Employment Agreement
To Whom It May Concern:
     This is to set forth our agreement regarding the payment of my salary by Advanced Viral Research Corp. (the “Company”) for the period commencing December 1, 2008. This letter agreement amends that certain Employment Agreement dated as of May 15, 2007 between us, as amended by that certain letter agreement between us dated November 10, 2008 (collectively, the “Agreement”). By executing this letter agreement, we agree that the following terms and conditions shall be incorporated into the Agreement effective as of December 1, 2008 notwithstanding any other provisions in the Agreement to the contrary.
     For the pay periods commencing on December 1, 2008 and thereafter for so long as I am employed by the Company, the obligation of the Company to pay any or all of my base salary as well as any other cash amounts shall be deferred until the Company (i) acquires net proceeds of at least $3.0 million from the sale of the Company’s assets or securities; or (ii) consummates a merger transaction with the surviving entity having at least $3.0 million in cash availability (the “Triggering Event”). Upon the occurrence of the Triggering Event, all amounts deferred hereunder shall be paid to me in one lump sum. For purposes of clarification, amounts that are referred to as deferred amounts herein shall be amounts that are accrued as obligations of the Company but which shall not be paid until and unless there is a Triggering Event.
     Except as otherwise specifically provided in this letter agreement, the terms of the Agreement shall remain in full force and effect.
     This letter agreement may be executed in any number of counterparts, all of which taken together shall constitute one letter agreement.

Sincerely,

/s/ Stephen Elliston

Agreed and Acknowledged as of December 8, 2008
ADVANCED VIRAL RESEARCH CORP.

By: /s/ Martin Bookman, Acting Chief Financial Officer